CONSENT OF INDEPENDENT ACCOUNTANTS

          To the Shareholders and Board of Director of
          T. Rowe Price Summit Municipal Funds, Inc.

              We consent to the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement of the T. Rowe Price Summit Municipal Funds, Inc. on Form N-1A (File No. 33-50321) of our report dated November 17, 1995, relating to the financial statements and financial highlights appearing in the October 31, 1995 Annual Report to the Shareholders, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


          /s/Coopers & Lybrand L.L.P.
          COOPERS & LYBRAND L.L.P.
          Baltimore, Maryland
          February 5, 1996